Exhibit 24

WELLS FARGO & COMPANY

Power of Attorney

of Director and/or Officer

KNOW ALL MEN BY THESE PRESENTS, that the undersigned director and/or officer of WELLS FARGO & COMPANY, a Delaware corporation, does hereby make, constitute and appoint RICHARD M. KOVACEVICH, JOHN G. STUMPF, HOWARD I. ATKINS, JAMES M. STROTHER and LAUREL A. HOLSCHUH, and each or any one of them, the undersigned’s true and lawful attorneys-in-fact, with power of substitution, for the undersigned and in the undersigned’s name, place and stead, to sign and affix the undersigned’s name as such director and/or officer of the Company to a Registration Statement on Form S-8 and/or other applicable form, and all amendments, including post-effective amendments, thereto, to be filed by said Company with the Securities and Exchange Commission, Washington, D.C., in connection with the registration under the Securities Act of 1933, as amended, of up to $350 million of deferred compensation obligations, which have been assumed by the Company as a result of the merger of Wachovia Corporation with the Company and deferred compensation obligations which result from the grant of new awards under the assumed plans, and to file the same, with all exhibits thereto and other supporting documents, with said Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform any and all acts necessary or incidental to the performance and execution of the powers herein expressly granted.

IN WITNESS WHEREOF, the undersigned has executed this power of attorney this 28th day of July, 2009.

/s/ JOHN D. BAKER II	/s/ NICHOLAS G. MOORE
/s/ JOHN S. CHEN	/s/ PHILIP J. QUIGLEY
/s/ LLOYD H. DEAN	/s/ DONALD B. RICE
/s/ SUSAN E. ENGEL	/s/ JUDITH M. RUNSTAD
/s/ ENRIQUE HERNANDEZ, JR.	/s/ STEPHEN W. SANGER
/s/ DONALD M. JAMES	/s/ ROBERT K. STEEL
/s/ RICHARD D. McCORMICK	/s/ JOHN G. STUMPF
/s/ CYNTHIA H. MILLIGAN	/s/ SUSAN G. SWENSON